Exhibit 99.1

ACCESS ANYTIME BANCORP, INC.

SOURCE ACCESS ANYTIME BANCORP, INC.

PRESS RELEASE

ACCESS ANYTIME TO BE ACQUIRED BY FIRST STATE BANCORPORATION

(Albuquerque, New Mexico)  August 31, 2005

ACCESS ANYTIME BANCORP, INC. (“Access Anytime”) (Nasdaq SmallCap: AABC), announced today that it has entered into a definitive merger agreement in which it will be acquired by First State Bancorporation (“First State”) (NASDAQ:FSNM).  Pursuant to the merger agreement, and concurrent with the closing of the transaction, ACCESSBANK, a wholly-owned subsidiary of Access Anytime, will be merged into First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of First State.  Under the terms of the agreement, the stockholders of Access Anytime will receive .791 shares of First State common stock in exchange for each share of common stock of Access Anytime, subject to certain possible adjustments.  The exchange ratio is based on the average closing price of First State common stock as reported on the NASDAQ during the 40 consecutive trading days ending on August 30, 2005, and a $17.00 price per share for Access Anytime common stock.   First State is a New Mexico based commercial bank holding company that currently operates 30 branches and serves communities in New Mexico, Colorado, and Utah, through its wholly owned subsidiary First State Bank N.M.  First State Bank N.M. operates as First Community Bank in Colorado and Utah.

“This transaction will provide for better recognition of the value of the Access franchise for our stockholders, and align those interests with those of First State, a company that has shown very solid results for its shareholders over a long period of time,” Chairman and Chief Executive Officer Norman R. Corzine commented.

“The acquisition of Access gives us the perfect combination of bolstering our market share and delivery system within New Mexico, as well as allowing us an entry into the Phoenix/Scottsdale market in Arizona,” First State’s Chief Executive Officer, Michael R. Stanford commented.

The transaction which is subject to various customary closing conditions, including regulatory approval and approval by the stockholders of Access Anytime, is expected to close in the fourth quarter of 2005.

On August 30, 2005, Access Anytime’s stock closed at $14.43 per share and First State’s stock closed at $22.59 per share.

ACCESSBANK currently has ten offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico, and Sun City, Arizona.  Access Anytime’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

ADDITIONAL INFORMATION ABOUT THE MERGER
AND WHERE TO FIND IT

In connection with the proposed merger, Access Anytime will file proxy statements and other relevant materials with the Securities and Exchange Commission (the “SEC”).  Stockholders of Access Anytime and other investors are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Access Anytime, First State and the Merger.  Stockholders and other investors may obtain these documents (and any other documents filed by Access Anytime with the SEC) free of charge at the SEC’s website at www.sec.gov.  In addition, documents filed with the SEC by Access Anytime will be available free of charge by directing such request to Access Anytime’s Corporate Secretary at the following address:  Access Anytime BanCorp, Inc., 801 Pile Street, P.O. Box 1569, Clovis, New Mexico, 88101, (505) 762-4417.

Access Anytime and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Access Anytime in favor of the acquisition.  Information about the executive officers and directors of Access Anytime and their ownership of Access Anytime common stock or other possible interests in the transaction is included in the proxy statement for Access Anytime’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2005 and in the proxy statement resulting to the merger when it becomes available.

Statements made in this press release and other documents the Company files with the SEC that relate to future events or the Company’s expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information.  Because actual results may differ materially from those expressed or implied by forward-looking statements, the Company cautions readers not to place undue reliance on these statements.  Factors that could cause such differences include without limitation the possibility that regulatory approvals may be delayed or denied, the possibility that other conditions to closing might not be satisfied, changes in economic conditions in the Company’s market area, changes in policies or adverse decisions by regulatory agencies, timing of the close, or failure to close, the proposed acquisition by First State, fluctuations in interest rates, demand for loans in the Company’s market area, and competition.  Further discussion regarding the factors affecting the Company that could cause actual results to differ from those expressed or implied by the Company’s forward-looking statements is contained in the Company’s current and future Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K filed with the SEC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  August 31, 2005

News:  Immediate Release